Exhibit 99.1

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@scbt.net

Southern Community Financial Corp.

Reports Earnings for the Third Quarter 2004

October 27, 2004. Midlothian, Virginia.  Thomas W. Winfree, President and Chief Executive Officer of Southern Community Financial Corp. (the “Company”) (NASDAQ symbol: SCBV) in Midlothian, Virginia, announced today the Company’s earnings for the three months ended September 30, 2004 of $139,000 or $0.07 per fully diluted share, compared to net income of $140,000 or $0.08 per share for the same period in 2003.  Earnings for the third quarter of 2004 reflect consolidated results of the Company’s wholly owned subsidiary, Southern Community Bank & Trust (the “Bank”), and the Bank’s three subsidiaries, Community First Mortgage Corporation, Chippenham Insurance Agency, Inc, and Southern Community Services, Inc.

Mr. Winfree stated, “Our earnings for this quarter represent the fifth consecutive quarter the Company has been profitable.  Now that we have sustained profitability, our focus will turn to growing the franchise and increasing stockholder value.”  He further stated, “It is very gratifying to see the investments we have made the last two years result in strong earnings for our stockholders.”

Craig D. Bell, Chairman of the Board of Directors, added, “Growth continues to be the key to our profitability.  Our management team, with the help of the Board of Directors, has worked hard to grow the Bank to a size that is both profitable and able to compete in our chosen market.”  This growth, from $115,060,000 in total assets at December 31, 2003 to $145,526,000 in total assets at September 30, 2004, has resulted in the Company’s current profitable operations.

Continued…

The income earned in the third quarter of 2004 of $139,000 continued the profitable trend of the first two quarters, and is comparable to the $140,000 earned in the third quarter of 2003.  The Company’s primary source of income, net interest income, increased by approximately $377,000 from the third quarter of 2003 to the third quarter of 2004 due to the growth of the loan portfolio.  However, noninterest income decreased by approximately $248,000 from the third quarter of 2003 to the same period in 2004, primarily due to a decline in the operations of the mortgage company.

Loans and deposits have increased in each quarter of 2004.  For the first nine months of 2004, net loans increased by $28,831,000, or 31.5%, and deposits increased by $25,927,000, or 26.9%.  The growth in deposits as well as an increase in borrowings of $2,755,000 funded the loan growth.

The provision for loan losses for the quarter ended September 30, 2004 was $206,000 compared to a provision of $100,000 for the quarter ended September 30, 2003.  The allowance for loan losses at September 30, 2004 amounted to $1,408,000, which was 1.16% of net loans outstanding at that date.

Stockholders’ equity totaled $14,389,000 at September 30, 2004, which represents a book value of $8.24 per share.  At September 30, 2004, the Company exceeded all regulatory capital requirements.

Mr. Winfree commented, “We are pleased with our profitability in 2004 and believe it is a result of our investments in the development of a strong staff and appealing product mix.  We have carved out a market niche that will allow us to grow this year and for years to come.  We have nurtured strong relationships with customers who desire the full array of banking services delivered in a friendly and personal manner.”

The Bank opened a new branch in its headquarters building at Alverser Drive during the third quarter, and another new branch will open in the fourth quarter at the corner of Genito and Coalfield Roads. Mr. Winfree noted, “We are excited about these locations and believe they will significantly increase our franchise value.  We encourage our customers to take advantage of these new locations.”

The Company has developed a new brand to provide one banner for all the companies in the SCFC family.  There will be an announcement in this regard in the first quarter of 2005.

Continued…

Southern Community Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Southern Community Bank & Trust.  The Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank offers a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that certain statements contained in this press release regarding the Bank's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Bank's Annual Report on Form 10-KSB for the period ended December 31, 2003, as filed with the Federal Deposit Insurance Corporation.

Continued…

Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	September 30,	December 31,
	2004	2003
	(Unaudited)

Total assets	$ 145,526	$ 115,060
Investment securities	5,566	8,624
Loans, net	120,353	91,523
Deposits	122,249	96,323
Borrowings	7,559	4,804
Stockholders' equity	14,389	13,590
Book value per share	$ 8.24	$ 7.94

Seleted Operating Data
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Interest income	$ 1,923	$ 1,386	$ 5,451	$ 3,591
Interest expense	701	541	1,981	1,440
Net interest income before
provision for loan losses	1,222	845	3,470	2,151
Provision for loan losses	207	100	367	347
Noninterest income	504	752	1,313	1,012
Noninterest expenses	1,380	1,357	4,016	2,815
Net income (loss)	139	140	400	1
Income (loss) per share
Basic	$ 0.08	$ 0.08	$ 0.23	$ -
Diluted	$ 0.07	$ 0.08	$ 0.21	$ -

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